Exhibit 10.1

LICENSE AND SUPPORT AGREEMENT

THIS LICENSE AND SUPPORT AGREEMENT (the “Agreement”) is entered into as of May 15, 2017 (the “Effective Date”) by and between Concurrent Computer Corporation, a Delaware corporation (“Licensee”) and Real Time, Inc., a Delaware corporation (“Licensor”).

WHEREAS, Licensor and Licensee have entered into an Asset Purchase Agreement dated May 15, 2017 (the “Purchase Agreement”);

WHEREAS, capitalized terms used herein but not defined shall have the meanings ascribed to them in the Purchase Agreement;

WHEREAS, pursuant to the Purchase Agreement, Licensor is the owner by assignment of certain rights in the marks “REDHAWK” and “NIGHTSTAR” (collectively, the “Licensed Marks”) used in connection with the RedHawk software product and the NightStar software product; and

WHEREAS, pursuant to the Purchase Agreement, Licensor and Licensee have agreed to enter into this Agreement on the Closing Date in order to provide certain software licenses and software maintenance services in connection with the divestiture and sale of the Business from Licensee to Licensor, upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants, conditions, and agreements hereinafter expressed, the parties hereto agree as follows:

Section 1. Software & Trademark Licenses.

1.1.       RedHawk Software License Grant. Subject to the terms and conditions of this Agreement, Licensor grants to Licensee during the License Term a fully-paid, worldwide, non-exclusive right and license to: (a) integrate the software described in Exhibit A (the “RedHawk Software”) into Licensee’s Aquari product in substantially the same manner as the RedHawk Software was integrated into the Aquari product immediately prior to the Closing Date; (b) to reproduce and distribute the Proprietary Components of the RedHawk Software (as defined in Exhibit A) solely as integrated into the Aquari Product, provided, however that the Aquari product makes no calls to the real-time libraries of the RedHawk Software (including those real-time components listed in Exhibit B) and does not otherwise make use of, or integrate with, real-time functionality of the RedHawk Software or any other software and (c) use, and reproduce the Proprietary Components of the RedHawk Software solely for the purpose of testing, developing, demonstrating, operating and maintaining the Aquari product, including for disaster recovery and back-up purposes, as necessary to effectuate the licenses granted in (a) and (b) above. The Open Source Components of the RedHawk Software are licensed pursuant to the GPL or LGPL, which is located in the component's source code and permits Licensee to copy, modify, and redistribute (subject to certain obligations in some cases) the software component, in both source code and binary code forms. Any use of the Open Source Components is governed by the terms of the GPL or LGPL, as applicable. Notwithstanding the licenses granted in the Proprietary Components, in the event that any third party software provided along with the Proprietary Components is associated with a separate end-user license agreement, such third party software is licensed under the terms of that license agreement and not this one.

1.2.       NightStar Software License Grant. Subject to the terms and conditions of this Agreement, Licensor grants to Licensee during the License Term, a fully-paid, worldwide, non-exclusive right and license to use, execute, store, and duplicate the software specified in Exhibit C, in object code format (“NightStar Software”) (the RedHawk Software and NightStar Software, collectively referred to as the “Software”) solely for Licensee’s internal use and not for the benefit of any third party.

1.3.       Trademark License Grant. Subject to the terms and conditions of this Agreement, Licensor grants to Licensee a revocable fully-paid, worldwide, non-exclusive right and license to use the Licensed Marks solely in connection with Licensee’s marketing, sales, and commercial exploitation of the Aquari product and solely in a manner that provides Licensor the branding agreed upon by the parties. Any use of the Licensed Marks must be approved in writing by Licensor prior to any distribution of such use, such approval not to be unreasonably withheld, delayed or conditioned. Once the Licensor approves a specific use of the Licensed Mark (e.g., marketing brochure for the Aquari product), the Licensor’s approval shall apply to all future distributions by Licensee of the approved material in identical form, size and medium. Licensee acknowledges that it does not receive any benefit of or rights to any goodwill generated by Licensee’s use of the Licensed Marks, which shall inure solely to the benefit of Licensor. All uses of the Licensed Marks by Licensee shall be consistent with Licensor’s trademark usage guidelines and standards of and reputation for quality and shall be of such high quality and standards as to protect and maintain the value and integrity of the Licensed Marks.

1.4.       Restrictions on Use.

1.4.1       The licenses granted in Sections 1 and 3 are: (a) non-transferable (except as provided in Section 9.4) and (b) may not be sublicensed except that Licensee may sublicense its rights hereunder to: (i) any wholly-owned subsidiary, (ii) to any third party performing services on behalf of Licensee, but only to the extent necessary to perform such services, and (iii) for the Proprietary Components of the RedHawk Software and related Documentation, to end users, to the extent necessary to use the Aquari product in accordance with the Documentation, and (iv) with respect to the Proprietary Components of the RedHawk Software, related Documentation and the Licensed Marks, to third party distributors of the Aquari product, to the extent necessary to use, demonstrate, distribute, market and license the Aquari product. Licensee will be liable for any acts or omissions of its sublicensees to the same extent that any such acts or omissions were performed (or failed to be performed) by Licensee’s employee. Notwithstanding the License Term, during the one-year period following the Effective Date, sublicenses granted by Licensee under Section 1.4.1(iii) may be perpetual in scope.

1.4.2       Prior to making any Software, Documentation or the Licensed Marks available to any sublicensee, Licensee will first enter into:

(a) with respect to each Sublicensee that is a vendor, a vendor agreement (the “Vendor Agreement”) that is binding, valid and enforceable against the vendor by both Licensee and Licensor, that provides Licensor the same or greater protections in its intellectual property and Confidential Information as this Agreement and pursuant to which Licensor is a third party beneficiary;

(b) with respect to the RedHawk Software and Documentation made available to End Users, an end user license agreement between Licensee and such End User (the “End User License Agreement”) that is binding, valid and enforceable against the End User by both Licensee and Licensor, that is approved by Licensor, contains flowdown provisions that protect Licensee, the RedHawk Software and Documentation to the same extent that Licensor and the Aquari product are protected, and pursuant to which Licensee is an intended third party beneficiary and

(c) with respect to the RedHawk Software, Documentation and Licensed Marks made available to distributors of the Aquari product, a distributor agreement between Licensee and such distributor (the “Distributor License Agreement”) that is binding, valid and enforceable against the distributor by both Licensee and Licensor, that is approved by Licensor, contains flowdown provisions that protect Licensee, the RedHawk Software, the Documentation and the Licensed Marks to the same extent that Licensor, the Aquari product and Licensor’s own trademarks are protected, and pursuant to which Licensee is an intended third party beneficiary.

1.4.3       Except as otherwise expressly stated herein, Licensee will not: (a) assign, sublicense, transfer, lease, rent or distribute any of its rights in the Software; (b) reverse assemble, decompile, reverse engineer, translate or otherwise attempt to derive or obtain the source code (except where Licensee obtains such source code from Licensor under this Agreement in connection with the Open Source Software), the underlying ideas, algorithms, structure or organization of the Software; (c) use the Software for the benefit of any third party including as part of any software as a service offering, hosted solution or managed service; or (d) publish any benchmark testing results regarding the Software, without Licensor’s written consent.

1.5.       Other than the express rights and licenses granted herein, Licensor reserves all right, title and interest in the Software and Documentation, including all intellectual property rights.

Section 2. License Fees. The licenses are fully-paid. No further license fees will be payable by Licensee to Licensor hereunder.

Section 3. Documentation. Subject to the terms and conditions of this Agreement, Licensor grants to Licensee a fully-paid, worldwide right and license to use, store, duplicate, modify, distribute, and create derivative works of all operating manuals, user manuals, guides, product descriptions, product specifications, technical manuals, supporting materials, and other information relating to the Software and made available to Licensee by Licensor (collectively, the “Documentation”) solely for the purpose of exercising the licenses granted in Section 1(a) above. Licensee will use and operate the Software solely in accordance with the Documentation.

Section 4. Support.

4.1.       Technical Support. During the License Term, Licensor will provide Licensee technical support and maintenance in accordance with Licensee’s standard technical support and maintenance policies for the applicable Software , at no charge to Licensee, with the understanding that Licensor will make available to Licensee updates and upgrades that constitute bug fixes, error corrections or performance deficiencies, but Licensor is not required to provide any update or upgrades that provide additional features or functions.

4.2.       Operational Support. Licensor will provide to Licensee operational and technical support assistance necessary to cause the Software to perform in substantial accordance with the unmodified Documentation or to integrate improvements as desired by Licensee, and any remedial support necessary to provide a by-pass or temporary fix to a Defect until the Defect can be permanently corrected. Licensor will provide up to 300 hours of support per year, as measured from the Effective Date, at no cost to Licensee. In the event that Licensee needs additional hours of support in excess of the 300 hours in any one year, Licensor will provide such services as the Licensee may reasonably request at a price and for a period to be agreed upon after good faith negotiations between the Parties.

4.3.       NightStar Software Training. Notwithstanding Licensor’s obligations in Sections 4.1 and 4.2 above, within the 12 months following the Effective Date, at Licensee’s request, Licensor will provide up to 40 hours of operational training for the NightStar Software for up to 40 persons identified by Licensee. For the avoidance of doubt, none of the up to 40 hours of operational training to be provided under this Section 4.3 will be counted towards the up to 300 hours of Software support to be provided by Licensor under Section 4.2.

Section 5. Proprietary Rights and Restrictions. All proprietary rights in all intellectual property contained in the Software and Documentation that are owned or developed by Licensor, and any updates, changes, alterations, or modifications made by Licensor to such intellectual property, will be and remain the property of Licensor.

Section 6. Confidential Information.

6.1.       “Confidential Information” means any information, technical data or know-how, including without limitation, that which relates to Software, Documentation, the Aquari product, specifications, source code, object code, research, inventions, processes, designs, drawings, engineering, products, services, benchmark tests, markets, prices, or finances, which is identified as confidential either orally or in writing at the time of disclosure, or, in the alternative, should reasonably be considered Confidential Information. Confidential Information will not include any information that: (1) has been or is obtained by the receiving party from an independent source without obligation of confidentiality, (2) is or becomes publicly available other than as a result of an unauthorized disclosure by the receiving party or its personnel, or (3) is independently developed by the receiving party without reliance in any way on the Confidential Information disclosed.

6.2.       Nondisclosure Obligations. All Confidential Information exchanged between the parties pursuant to this Agreement: (a) except as permitted under the licenses and rights in Sections 1 and 3, will not be copied or distributed, disclosed, or disseminated in any way or form by the receiving party to anyone except its own employees, agents, contractors, or sublicensees who have a reasonable need to know the Confidential Information; (b) will be treated by the receiving party with the same degree of care as is used with respect to the receiving party's own information of like importance, but with no less than reasonable care; (c) will not be used by the receiving party for its own purposes or any other purpose except as set forth in this Agreement, without the express written permission of the disclosing party; and (d) will remain the property of and be returned to the disclosing party (along with all copies thereof) within thirty (30) days of receipt by the receiving party of a written request from the disclosing party setting forth the Confidential Information to be returned or upon expiration or termination of this Agreement. Notwithstanding the above, the receiving party will disclose Confidential Information to agents and contractors only if such agent or contractor has signed a nondisclosure agreement that requires the agent or contractor to protect the Confidential Information in the same manner as required of the receiving party. The receiving party is jointly and severally liable for the acts and omissions of any of its agents or contractors.

6.3.       Compelled Legal Disclosure. In the event the receiving party becomes legally compelled to disclose any Confidential Information, the receiving party will provide the disclosing party with prompt prior written notice of such requirement and the receiving party will reasonably cooperate in any effort by the disclosing party to petition the authority compelling such disclosure for an order that such disclosure not occur or that it occur pursuant to terms and conditions designed to ensure continued confidentiality or minimized disclosure.

Section 7. Warranties; Disclaimers and Limitations on Remedies.

7.1.       Licensee represents and warrants that it will use, market and distribute the RedHawk Software, as contained in the Aquari product, in accordance with all applicable laws, including laws regarding deceptive trade practices and activities intended to prohibit bribery.

7.2.       THE SOFTWARE AND SERVICES AND ANY OTHER LICENSOR PERFORMANCE PURSUANT TO THIS AGREEMENT ARE PROVIDED “AS IS” AND WITH ALL FAULTS WITHOUT WARRANTY OF ANY KIND. WITHOUT LIMITING THE FOREGOING, LICENSOR ON BEHALF OF ITSELF AND ITS LICENSORS, DISTRIBUTORS AND SUPPLIERS DISCLAIM ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, ACCURACY, SECURITY, NONINFRINGEMENT, QUIET ENJOYMENT, COURSE OF DEALING OR USAGE OF TRADE.

7.3.       NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTIES FOR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT, SPECIAL OR PUNITIVE DAMAGES OR LIABILITIES OF ANY KIND OR FOR LOSS OF DATA, LOSS OF PROFITS, REVENUE, BUSINESS OR OTHER LOSS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, THE SOFTWARE OR THE SERVICES, REGARDLESS OF THE FORM OF THE ACTION, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, PRODUCT LIABILITY OR OTHERWISE, EVEN IF ANY HAS BEEN INFORMED OF THE POSSIBILITY OF SUCH DAMAGES, OR FOR ANY CLAIM BY ANY OTHER PARTY. LICENSOR WILL NOT BE LIABLE FOR THE PROCUREMENT OF SUBSTITUTE SERVICES OR SOFTWARE. IN NO EVENT WILL LICENSOR’S CUMULATIVE LIABILITY EXCEED THE GREATER OF: (A) TEN THOUSAND DOLLARS ($10,000) AND (B) THE FEES PAID BY LICENSEE TO LICENSOR UNDER THIS AGREEMENT IN THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRIOR TO THE DATE THE CLAIM AROSE.

7.4.       The disclaimers and limitations on liabilities and remedies specified in Section 7.2 and 7.3 will not limit a party’s liability resulting from a misappropriation of the other party’s intellectual property that is the subject of this Agreement or a breach of the provisions of Section 7 (Confidential Information) or any indemnification obligation.

7.5.       Allocation of Risk. Both parties understand and agree that the warranties, indemnities, limitations on liability and the remedies provided therein are exclusive and allocate risk between the parties to the extent authorized by applicable law. Both parties acknowledge that Licensor would not have entered into this Agreement but for the allocation of risk set forth herein.

Section 8. Indemnification. To the maximum extent allowed by law, Licensee (the “Indemnitor”) will indemnify and hold harmless Licensor and its members, directors, officers, employees, agents, Representatives and customers (the “Indemnitees”), from and against any and all third party claims, losses, damages, suits, fees, judgments, costs and expenses (collectively referred to as “Claims”), including attorneys’ fees incurred in responding to such Claims, that the Indemnitees may suffer or incur arising out of or in connection with Indemnitor’s breach of this Agreement, the Aquari product, or any modification or derivative work made to the Software by or on behalf of Indemnitor.

Section 9. Miscellaneous.

9.1.       Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally or by e-mail, or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered personally, or upon confirmation of delivery if delivered by e-mail, or if mailed, two (2) days after the date of mailing, as follows (or at such other address for a Party as shall be specified upon like notice):

If to Licensee:

Concurrent Computer Corporation

4375 River Green Parkway, Suite 100

Duluth, Georgia 30096

Attn: Davina Furnish, General Counsel

Email: davina.furnish@ccur.com

Facsimile: 678.258.3962

with a copy, which shall not constitute notice, to:

King & Spalding LLP

1180 Peachtree Street, N.E.

Atlanta, Georgia 30309

Attn:	Keith M. Townsend

Michael R. Miller

Email:	ktownsend@kslaw.com

mmiller@kslaw.com

Facsimile: 404.572.3517

If to Licensor:

Real Time, Inc.

c/o Battery Ventures

1 Marina Park Drive, Suite 1100

Boston, Massachusetts 02210

Attention: Russell Fleischer; Lizette Perez-Deisboeck

with a copy, which shall not constitute notice, to:

Cooley LLP

500 Boylston Street, 14th Floor

Boston, MA 02116

Attn:	Alfred L. Browne III, Esq.

Matthew W. Ruderman

Email:	abrowne@cooley.com

mruderman@cooley.com

9.2.       Counterparts. This Agreement may be executed in one or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or via portable document format (pdf) shall be effective as delivery of a mutually executed counterpart to this Agreement.

9.3.       Entire Agreement; Parties in Interest. This Agreement (a) constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to such subject matter; and (b) are not intended to confer upon any other Person any rights or remedies hereunder, except as expressly provided in Section 9.4.

9.4.       Assignment. This Agreement will be binding upon and inure to the benefit of and be enforceable by the successors and permissible assigns of the Parties. This Agreement and any rights and obligations hereunder will not be assigned, hypothecated, or otherwise transferred by any Party hereto by operation of law or otherwise without the prior written consent of the other Party; provided, however, notwithstanding the foregoing, Licensor may assign its rights and obligations under this Agreement without such consent to (i) one or more of its Affiliates, (ii) in connection with a sale, merger or other transaction involving a transfer of substantially all of its assets and (iii) in connection with the sale, merger or other transaction involving a transfer of substantially all of the assets of the business related to the Software; provided that such assigning party shall remain liable for its obligations hereunder.

9.5.       Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by Legal Requirement.

9.6.       Conflict with the Purchase Agreement. In the event of any conflict between any provision in the Purchase Agreement and any provision in this Agreement, the provision in the Purchase Agreement will prevail. For the avoidance of doubt, the parties agree that nothing in this Agreement is intended to limit Licensee’s liability pursuant to the Purchase Agreement.

9.7.       Governing Law. All issues and questions concerning the construction, validity, enforcement, and interpretation of this Agreement and the exhibits hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal law of the State of Delaware shall control the interpretation and construction of this Agreement (and all exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

9.8.       Jurisdiction and Venue. Each Party submits to the exclusive jurisdiction of any state or federal court sitting in the State of Delaware in any Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the Proceeding may be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other court. Each Party waives any defense of inconvenient forum to the maintenance of any Proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any Proceeding may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 8 hereof. Nothing in this Section 8, however, shall affect the right of any Party to serve legal process in any other manner permitted by Legal Requirement. Each Party agrees that a final, non-appealable judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Legal Requirement, including in any court of competent jurisdiction.

9.9.       Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, PROCEEDING, OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON OR IN CONNECTION WITH THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 8.8 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

9.10. Amendment; Waiver. 9.10.1

9.10.1        This Agreement may not be amended except by an instrument in writing signed on behalf of the Licensor and the Licensee. Any waiver of any of the terms or conditions of this Agreement must be in writing and must be duly executed by or on behalf of the party to be charged with such waiver.

9.10.2        No waiver of any provision of this Agreement is binding unless it is in writing and signed by the Party granting such waiver. Except as expressly set forth in this Agreement, the delay or failure of a Party to exercise any of its rights hereunder or to insist upon strict adherence to any term or condition hereof on any one occasion shall not be construed as a waiver of, or acquiescence in, any breach of any representation, warranty, or agreement herein, nor will it deprive that Party of the right thereafter to insist upon strict adherence to the terms and conditions of this Agreement at a later date, nor will any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. Further, no waiver of any of the terms and conditions of this Agreement shall be deemed to or shall constitute a waiver of any other term or condition hereof (whether or not similar).

9.11.       This Agreement is expressly made subject to any U.S. government laws, regulations, and other restrictions regarding export from the U.S. or re-export of computer software and technology. Licensee agrees not to export or re-export any Software or derivative thereof in contradiction to any such applicable export restriction or to use the Software in a manner prohibited by an export restriction including, without limitation for nuclear, chemical or biological weapons proliferation. Licensee agrees to obtain all licenses, permits or approvals required by any government at Licensee’s sole cost and expense.

9.12.       Headings. The headings contained in this Agreement are inserted only for reference as a matter of convenience and in no way define, limit, or describe the scope or intent of this Agreement, and will not affect in any way the meaning or interpretation of this Agreement.

9.13.       Term and Survival.

9.13.1        Term. The term of this Agreement shall extend for three years from the Effective Date (the “License Term”).

9.13.2        Survival. The provisions contained in this Agreement that by their context are intended to survive termination will survive, including without limitation, Sections 5, 6, 7, 8 and 9.

[Signature Block Next Page]

IN WITNESS WHEREOF, the Parties have executed and delivered, or caused this Agreement to be executed and delivered, by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

Licensee:

CONCURRENT COMPUTER CORPORATION

Signature: /s/ Derek Elder

Printed Name: Derek Elder

Title: President and CEO

Date: May 15, 2017

Licensor:

REAL TIME, INC.

Signature: /s/ Russell Fleischer

Printed Name: Russell Fleischer

Title: President

Date: May 15, 2017

[Signature Page to License and Support Agreement]

EXHIBIT A

RedHawk operating system, version 7.0.3, et seq., comprised of

Open Source:

•             CentOS Linux distribution

•             RedHawk Linux Operating System (kernel)

•             RedHawk Cluster Manager

•             RedHawk High-Performance Math Package

•             RedHawk Global File System

•             RedHawk High Availability NFS

•             RedHawk Target Licenses

Proprietary:

•             RedHawk Frequency Based Scheduler (FBS)

•             Real time libraries listed in Exhibit B

EXHIBIT B

Real-time libraries of the RedHawk Software:

1.	libccur_rt.so

2.	libccur_fbsched.so

3.	libF77rt.so

4.	libccur_math.so

EXHIBIT C

The following NightStar Tools for software development and debugging:

1.	NightView

2.	NightTrace

3.	NightSim

4.	NightProbe

5.	NightTune